Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK

OF

MYND ANALYTICS, INC.

MYnd Analytics, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended on March 30, 2012 by certificate of amendment and further amended on May 31, 2013 by certificate of amendment (“Certificate of Incorporation”), the Board of Directors has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Certificate of Incorporation (which authorizes 15,000,000 shares of undesignated preferred stock, $0.001 par value per share (“Preferred Stock”)), the Board of Directors hereby fixes the designations and preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of a series of Preferred Stock consisting of 1,500,000 shares to be designated as Series A Preferred Stock (the “Series A Preferred Stock”).

Series A Preferred Stock

RESOLVED, that the holders of the Series A Preferred Stock, except as otherwise provided by law, shall have and possess the following rights and preferences, subject to the following qualifications, limitations and restrictions. Except as otherwise provided in this Certificate of Designation or as otherwise required by applicable law, all shares of Series A Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

1.            Designation; Number of Shares. This series of Preferred Stock shall be designated as the Series A Preferred Stock, and the number of shares which shall constitute such series shall be 1,500,000. The par value of the Series A Preferred Stock shall be $0.001 per share.

2.            Definitions. As used herein, the following terms shall have the following definitions:

(a)          “Bylaws” shall mean the Bylaws of the Corporation.

(b)          “Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Corporation.

(c)          “Common Stock Equivalents” shall have the meaning set forth in Section 5(b)(i) hereof.

(d)          “Conversion Price” shall have the meaning set forth in Section 5(a) hereof.

(e)          “Conversion Rate” shall have the meaning set forth in Section 5(a) hereof.

(f)           “Conversion Rights” shall have the meaning set forth in Section 5 hereof.

(g)          “Convertible Securities” means any indebtedness or other security convertible into or exchangeable for Common Stock.

(h)          “Deemed Liquidation Event” shall have the meaning set forth in Section 4(b).

(i)           “Fair Market Value” shall have the meaning set forth in Section 4(b)(i) hereof.

(j)           “Junior Stock” shall have the meaning set forth in Section 3(a) hereof.

(k)          “Original Series A Issue Price” means $1.875 per share of Series A Preferred Stock (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series A Preferred Stock).

(l)           “Required Holders” shall mean, at any time, the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(m)         “Series A Issuance Date” means the date on which the first share of Series A Preferred Stock is issued.

(n)          “Series A Liquidation Preference” means, as to each share of Series A Preferred Stock, the greater of (i) one times the Original Series A Issue Price, plus all accrued or declared but unpaid dividends thereon, if any, as adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series A Preferred Stock or (ii) the amount that the holders of the Series A Preferred Stock would receive per share of Common Stock if all shares of Series A Preferred Stock were converted to Common Stock immediately prior to a Liquidation Event (as defined below).

(o)          “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

3.            Dividend Provisions.

(a)          Dividend Preference. The holders of the Series A Preferred Stock, in preference to the holders of Common Stock and any other stock of the Corporation that is not expressly designated as senior to or on parity with the Series A Preferred Stock (collectively, the “Junior Stock”), shall be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series A Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors (and the Board of Directors shall be under no obligation to declare or pay such dividends), (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (whether or not such dividends have been declared) and (C) “in kind” upon a conversion of the Series A Preferred Stock pursuant to the terms of Section 5 hereof. For purposes hereof, upon a conversion, the Company shall have the option to award the holders of Series A Preferred Stock such number of shares of Common Stock equal to the total dollar amount of accrued and unpaid dividends valued at the greater of (i) Fair Market Value or (ii) the Conversion Price. Except as set forth in the preceding sentence, no right shall accrue to holders of shares of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

(b)          Priority of Dividends. For so long as any shares of Series A Preferred Stock remain outstanding, no dividends, whether in cash or property (other than those payable solely in Common Stock of the Corporation), shall be declared or paid, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock be purchased, redeemed or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to, or employment with, the Corporation), until all dividends on the Series A Preferred Stock at the rate set forth in the preceding paragraph (a) shall have been paid or declared and set apart . No dividend shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the preceding paragraph (a)) is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock is then convertible.

(c)          Other Distributions. In the event the Corporation shall declare a distribution (other than any distribution described in Section 4) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

4.            Liquidation Preference.

(a)          Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), the assets of the Corporation legally available for distribution to its stockholders, shall be distributed in the following order of priority:

(i)          The holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the Series A Liquidation Preference for each outstanding share of Series A Preferred Stock then held by them. If, upon the occurrence of any Liquidation Event, the assets of the Corporation thus distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of shares of Series A Preferred Stock (in proportion to the number of shares of Series A Preferred Stock held by each such holder).

(ii)          After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series A Preferred Stock in accordance with Sections 4(a)(i) above, the remaining assets and funds legally available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

(b)          Consolidation, Merger, Etc. A (i) consolidation or merger of the Corporation with or into any other entity in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of the Corporation, or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), shall each be deemed to be a Liquidation Event within the meaning of this Section 4, unless elected otherwise by vote of the Required Holders. Any securities to be delivered to the stockholders pursuant to such events shall be valued as follows:

(i)           Securities not subject to investment letter or other similar restrictions on free marketability (“Fair Market Value”):

(A)          If traded on a securities exchange or a national interdealer quotation system such as NASDAQ, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B)          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

(C)          If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii)          The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined above in Section 4(b)(i)(A), (B) or (C) hereof to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5.            Conversion. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred stock, into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing the Original Series A Issue Price by the conversion price (the “Conversion Price”) for the Series A Preferred Stock at the time in effect. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment an set forth in Sections 5(b)(i) and 5(c) hereof.

(b)          Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holders of shares of Series A Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering the Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(i)           Conversion on Split or Subdivision of Outstanding Shares. In the event the Corporation at any time or from time to time after the Series A Issuance Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the outstanding shares of Common Stock and in the aggregate number of shares issuable with respect to Common Stock Equivalents. If the number of shares of Common Stock outstanding at any time after the Series A Issuance Date is decreased by a reverse split or a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

(c)          Recapitalization. If at any time or from time to time there shall be a recapitalization of Common Stock (other than a subdivision, combination or Deemed Liquidation Event provided for in Section 4 hereof), provision shall be made so that each holder of shares of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of shares of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(d)          No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series A Preferred Stock against impairment.

(e)          No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The Corporation shall pay in cash to each holder of shares of Series A Preferred Stock the fair value of the fraction of a share lost by virtue of such rounding down. The fair value shall be equal to the fraction multiplied by the then effective Conversion Price. Whether or not fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(f)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(g)          Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, then in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(i)          Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given when received if delivered via courier or by facsimile (with confirmation of receipt), or when sent if delivered by United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

6.            Status of Converted Stock. In the event any shares of Series A Preferred Stock are converted pursuant to Section 5 hereof, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the Corporation.

7.            Voting Rights. Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Except as otherwise provided in the Certificate of Incorporation or by applicable law, the holders of shares of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and applicable law and shall vote, together with the holders of shares of Common Stock (and any other class or series of stock entitled to vote together as one class with the Common Stock), with respect to any question upon which holders of shares of Common Stock have the right to vote, as a single class.

8.            Protective Provisions.

So long as twenty-five percent (25%) of the shares of Series A Preferred Stock remain outstanding, in addition to any other vote or approval required under the Corporation’s Certificate of Incorporation or Bylaws, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a class:

(a)          liquidate, dissolve or wind-up the affairs of the Corporation, or effect any merger or consolidation or any other Deemed Liquidation Event;

(b)          amend, alter or repeal the provisions of the Bylaws or Certificate of Incorporation of the Corporation in a manner that materially adversely affects the rights, preferences and privileges of the Series A Preferred Stock;

(c)          create, authorize or issue securities, including securities convertible into or exercisable for any equity security, which, by their terms, are senior to, or pari passu with, the Series A Preferred Stock with respect to rights upon liquidation or sale of the Corporation, dissolution, dividends, redemption, voting or otherwise; or increase the authorized number of shares of Series A Preferred Stock;

(d)          purchase, redeem or pay any dividend on any capital stock prior to the Series A Preferred Stock, other than stock repurchased from former employees or consultants in connection with the termination and cessation of their employment or services with the Corporation;

(e)          create or authorize the creation of any debt other than equipment leases, bank lines of credit or similar obligations of the Corporation made in the ordinary course of business; or

(f)           take any other action for which a vote of the Series A Preferred Stock, voting as a separate class, shall be required under applicable law.

9.            Amendments and Waivers. Any of the rights, powers, preferences or other terms of Series A Preferred Stock set forth in this Certificate of Designation may be amended, terminated or waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the Required Holders, voting as a single class on an as-converted to Common Stock basis. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the holders of the Series A Preferred Stock and each transferee of the shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its Chief Financial Officer this 29th day of March, 2018.

MYND ANALYTICS, INC.

By:	/s/ Don E. D’Ambrosio
Don E. D’Ambrosio,
Chief Financial Officer

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